Exhibit 10.18

[WESTLAKE LETTERHEAD]

August 16, 2004

[insert name]

[insert address]

Dear                     :

Westlake Chemical Corporation (the “Company”) hereby grants to you a nonqualified option (“Option”), effective August 16, 2004 (the “Award Date”), to purchase              shares of common stock of the Company (“Common Stock”) in accordance with the Westlake Chemical Corporation 2004 Omnibus Incentive Plan (the “Plan”). Your award is more fully described in the attached Appendix A, Terms and Conditions of Nonqualified Stock Option Award.

The price at which you may purchase the shares of Common Stock covered by the Option is $14.50 (the “Grant Price”). Unless otherwise provided in the attached Appendix A, your Option will expire on the tenth anniversary of the Award Date (the “Expiration Date”), and will become exercisable in installments as follows (the “Schedule”):

Period Beginning	Number of Shares Purchasable
First anniversary of the Award Date	1/3
Second anniversary of the Award Date	1/3
Third anniversary of the Award Date	1/3

You must be in continuous employment with the Company or one of its Subsidiaries (as defined in the Plan) from the Award Date through each date on which your Option becomes exercisable in order for your Option to become exercisable on such date.

Your award is subject to the terms and conditions set forth in the enclosed Plan, any additional terms and conditions set forth in the attached Appendix A, the Prospectus for the Plan and any rules and regulations adopted by the Plan’s Administrator (as defined in the Plan).

This award letter and the attachments contain the formal terms and conditions of your award and accordingly should be retained in your files for future reference.

Very truly yours,

Albert Chao

President and Chief Executive Officer

Enclosures